Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and General Release (“Agreement”) is entered into by and between SEAMUS MCGILL (“Employee”) and WMS GAMING INC. (the “Company” or “Employer.”)

WHEREAS, Employee and Employer are parties to that certain amended and restated employment agreement, dated February 1, 2001, as amended by those certain letter agreements, dated November 1, 2001 and February 24, 2004 (as amended, the “Employment Agreement”);

WHEREAS, the Company and Employee deem it to be in their respective best interest to enter into an agreement providing for the termination of Employee’s employment with the Company pursuant to the terms herein stated;

WHEREAS, Employer and Employee, each denying any wrongdoing or liability whatsoever, desire to sever their employment relationship in an amicable fashion and to settle all actual and potential disputes.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged:

1.  Termination. Employee’s employment with the Company shall terminate August 31, 2006 (the "Termination Date").

2. Payment to Employee. For settlement purposes only and provided this Agreement is final and irrevocable under paragraph 9 hereof, Employer agrees to pay Employee:

(a) as severance an amount equal to two years’ of Employee’s base annual salary in effect as of June 30, 2006, less usual payroll deductions, payable in normal payroll intervals;

(b) Employee will be paid .25% of the revenue received by the Company for each gaming device purchased by a certain state lottery under an amendment effective April 6, 2006 to the agreement between the Company and such lottery; and

(c) Employee’s annual bonus for the year ended June 30, 2006, in an amount determined by the Compensation Committee and Board of Directors based upon the recommendation of management, payable when annual bonuses are paid to employees generally;

provided that all terms of the Employment Agreement which are intended to survive termination of employment that are to be satisfied by Employee are met. Employee acknowledges that the amounts described in paragraph 2 hereof satisfy the terms of the Employment Agreement. Payments will be sent to Employee by U.S. Mail to his home address commencing with the first pay period after this Agreement is final and irrevocable under paragraph 9 hereof. Employee further acknowledges that he has received separately all compensation and other sums to which he is entitled, other than (i) regular base salary minus regular deductions for the period from the date of this Agreement through the Termination Date, (ii) certain open expense reports previously submitted by Employee, and (iii) paid time-off accrued through the Termination Date, payment of which will be sent to Employee’s home unless otherwise agreed. Employee will not accrue any paid time-off, credited service under any benefit plan or other benefits during the period of payments hereunder.

3. Continuation of Health Benefits. Employee is advised that he shall be afforded continuation of health insurance coverage under COBRA, 29 U.S.C. § 1161 et seq. and Exec-U-Care supplemental medical coverage, provided he elects continuation of health insurance coverage under and pursuant to COBRA, 29 U.S.C. § 1161 et seq., in which case he shall be solely responsible for any related premiums to the extent that participants in the Exec-U-Care plan generally are required to pay premiums for standard medical coverage, except that the Company will pay the difference in premium under COBRA on Employee’s behalf for standard employee medical coverage and Exec-U-Care supplemental medical coverage through February 28, 2008, or until Employee is re-employed elsewhere and any applicable waiting period has expired, whichever is earlier, provided all the terms herein and all provisions of the Employment Agreement which are intended to survive termination of employment that are to be satisfied by Employee are met. Coverage provided during this period will count toward the maximum of 18 months of coverage provided under COBRA. Employee will receive information on his opportunity to elect “COBRA” coverage under separate cover. Beginning March 1, 2008, if the Employee is not re-employed elsewhere and eligible for coverage under the new employer’s health insurance plan, the Company will pay $1,500 per month towards a separate policy for medical coverage to be obtained by Employee through August 31, 2008 or until Employee is re-employed elsewhere and any applicable waiting period has expired, whichever is earlier, provided all the terms herein and all provisions of the Employment Agreement which are intended to survive termination of employment that are to be satisfied by Employee are met.

4. Non-Competition. The provisions of Section 7 (“Non-Competition”) of the Employment Agreement and the non-competition and forfeiture provisions of the stock option agreements, restricted stock agreements and equity-based performance unit agreements between the Company and Employee, are hereby amended to provided that Employee may not, without the Company's prior written consent, for a period of one (1) year beginning on the Termination Date, directly or indirectly own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, [*]. Nothing herein contained shall be deemed to prohibit Employee from [*] investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and

* Information has been omitted from this document and filed separately with the Securities and Exchange Commission under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Employee's holdings therein represent less than five (5) percent of the total number of shares or principal amount of other securities of such company outstanding.

5. Club Membership. To the extent permitted by the TPC Country Club, the Company will tender the club membership to you effective September 1, 2006; provided, you will be responsible for any transfer fees and expenses. You will be responsible for monthly dues, fees and assessments beginning September 1, 2006.

6. General Release and Covenant Not To Sue. In consideration of the promises contained herein, the adequacy of which is hereby acknowledged, and other good and valuable consideration, Employee (on behalf of himself and his heirs, executors, administrators, successors and assigns) irrevocably and unconditionally releases and forever discharges and acquits the Company (and all its agents, officers, employees, directors, shareholders, attorneys and any affiliated or related companies, including parent companies, subsidiaries, divisions, successors, and assigns) (collectively “Releasees”), from any and all claims, charges, liabilities, debts, demands, grievances and causes of action of whatsoever kind, at law or in equity, whether known or unknown, suspected or unsuspected, or otherwise, including but not limited to claims relating to or arising out of Employee's employment and termination of employment, claims for breach of employment contract, claims for attorneys' fees, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and 1991, as amended, The Fair Labor Standards Act, The Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Nevada Wage Payment and Collection Act, the Nevada Human Rights Act, claims of retaliation, claims for pain and suffering and mental and emotional distress, wrongful discharge claims, severance pay claims, accrued paid time-off, bonuses, salary and benefits, or other claims under any federal, state or local constitution, statute, or common law, which Employee has, had or may have against the Releasees arising from or relating to acts or omissions through the date hereof, or involving the continuing effects of any acts or omissions which occurred through the date hereof. Notwithstanding anything to the contrary herein, Employee reserves the right to apply for unemployment compensation relating to his termination of employment by the Company.

Employee acknowledges and agrees that the nature, materiality, extent and results of the claims compromised and released by this Agreement may not now all be known or anticipated by him. However, it is the intention of the parties hereto that this Agreement shall be effective as a bar to each and every claim, charge, liability, offset, demand, grievance, debt and cause of action that Employee may have against the Company. Employee further acknowledges and agrees that he may hereafter discover facts different from or in addition to those now known, suspected or believed to be true with respect to such claims, demands or causes of action and agrees that this release will be and remain effective in all respects notwithstanding any such differences or additional facts.

Employee covenants and agrees not to sue, to make a claim or demand, or to commence or maintain any action or proceeding of any kind in any court, before any government agency or in any other forum, except nothing herein shall preclude Employee from exercising rights protected by public policy. Employee shall not assist or otherwise participate in any court proceeding, except as required by applicable law. Employee agrees to indemnify the Company against all liability, costs and expenses, including reasonable attorneys’ fees, in the event he breaches this release and covenant not to sue, whether brought directly by Employee or brought by any other person, agency or entity. Employee expressly waives his right to any money, benefit or other relief that may be ordered by a court or administrative agency with respect to a claim within the scope of this General Release. The foregoing or any other provision in this Agreement to the contrary notwithstanding, the release provided by Employee under this Agreement shall not apply to [1] any claim concerning the enforcement or construction of this Agreement; or [2] any claim Employee may now or hereafter have for indemnity from the Company in respect to any claim asserted by third parties against Employee arising from acts or omissions of Employee within the scope of his employment by the Company.

Effective when this Agreement becomes final and irrevocable under paragraph 9 below, the Company hereby releases and forever discharges Employee, together with Employee’s agents, representatives, heirs and assigns, from any and all claims, demands, damages, actions, causes of action, suits, debts, liabilities and obligations, liens, costs and expenses of any nature, character and description, known or unknown, accrued or not yet accrued, whether anticipated or unanticipated, arising from or in any way related to Employee’s employment by the Company which the Company now holds, or has any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any manner, cause or thing whatsoever existing as of the date hereof or at any time prior hereto other than those arising from willful misconduct, fraud or criminal conduct.

7. Return of Company Property.  On the Termination Date, Employee will immediately return all keys, key cards, identification badges, records, papers, files, blueprints, documents, computers, computer disks, software, data stored on any computer or other storage device, cell phones, and other materials or property belonging to Company or its employees to the Company.

8. Counterparts. This Agreement may be executed in counterparts, each of which may be signed separately and may be enforceable as an original, but all of which together shall constitute but one agreement.

9. Notice of Employee Rights; Effective Date. Employee has been advised (a) that he has up to twenty-one (21) days to consider this Agreement; (b) that the Agreement does not take effect until seven (7) days after signing and may be revoked by him during that time period; (c) to consult an attorney before signing this Agreement; and (d) the Employee does not waive rights or claims that may arise after the date the waiver is executed. This Agreement will be effective 8 days after Employee signs it, provided he has not revoked his agreement during the 7 day revocation period. If Employee agrees to the terms of this Agreement, Employee should sign the Agreement and deliver it to Vice President of Human Resources at WMS Gaming Inc., 800 S. Northpoint Boulevard, Waukegan, Illinois 60085 at any time within such twenty-one (21) day period. If Employee does not sign or if he timely revokes his agreement, this Agreement will be null and void.

10. Confidentiality. Employee agrees that the fact and terms of this Agreement are strictly confidential, and therefore, agrees that from the date of presentment to him of this Agreement forward, Employee shall not disclose, permit or cause the disclosure of any information concerning this Agreement, except to his attorney, tax preparer and immediate family members, provided they also agree to keep this Agreement and its terms confidential.

11. Entire Agreement. With respect to the matters set forth herein, this Agreement, represents the entire agreement between Employee and the Company and supersedes all prior agreements or understandings, if any, between the parties, except for (a) any Inventions, Intellectual Material and Confidentiality Agreement signed by Employee, (b) the provisions of Sections 7 (“Non-Competition”), as modified in this Agreement, 8 (“Confidentiality Agreement”), 9 (“Invention Disclosure”) and 10 (“Remedies”) of the Employment Agreement and (c) the non-competition and forfeiture provisions of the stock option agreements, restricted stock agreements and equity-based performance unit agreements between the Company and Employee (as modified by this Agreement), all of which provisions of which Employee acknowledges are designed to survive the termination of his employment, as expressly modified by this Agreement. Employee acknowledges that except for the explicit provisions of this Agreement, no promises or representations of any kind have been made to Employee by the Company, its attorneys or any of the Releasees, to induce him to enter into this Agreement. No modification of this Agreement can be made except in writing and signed by Employee and an authorized representative of the Company.

12. Choice of Law; Savings Provision. This Agreement shall be governed, interpreted and construed under the laws of the State of Nevada without regard to its conflict of law principles. The parties agree that any dispute or litigation arising in whole or in part hereunder shall, at the option of Employer, be litigated in any state or federal court of competent subject matter jurisdiction sitting in Nevada, to the jurisdiction of which and venue in which Employee irrevocably consents. If any provision of this Agreement shall be invalidated or refused enforcement by any court of competent jurisdiction, the provisions not invalidated or refused enforcement shall remain in full force and effect.

13. No Attorney's Fees. Employee waives his right, if any, to attorney’s fees. The Company will pay all expenses incurred by it, and Employee will bear all expenses incurred by him, in the negotiation and preparation of this Agreement.

14. Non-Disparagement Pledge. The parties agree that it would be counterproductive and undesirable for either to communicate in a derogatory manner to third parties about one another, and each party pledges not to do so, unless required by law. The Company will refer all inquiries from prospective employers concerning Employee to the Company's Human Resources Department, which will respond to such inquiries by providing the dates of employment, position held and compensation of Employee. Employee will not allege or claim that he was mistreated by the Company. The Company will provide Employee the opportunity to comment on any public disclosure of this Agreement made in accordance with the rules of the Securities Exchange Commission and, provided Employee responds in a timely manner will consider any input in good faith. The Company and Employee will agree on the terms of any other public statement, such as a press release, announcing Employee’s departure from the Company.

15. For Settlement Only. This Agreement is entered into for settlement purposes only and represents the compromise of disputed claims, actual or potential. Neither this Agreement, the decision to enter into this Agreement nor anything done pursuant to this Agreement shall be construed to be an admission or evidence of any wrongdoing or liability by any party, such wrongdoing and liability being expressly denied. Nor will this Agreement, its existence or its terms be admissible in any proceeding other than a proceeding to enforce or construe the terms of this Agreement.

16. Representations & Warranties by All Parties. Each of the parties represents and warrants, as to itself and himself that (a) it/he has the capacity, full power and authority to enter into this Agreement, (b) the individual signing on behalf of the corporate party is authorized to do so, (c) it/he has not assigned, encumbered or in any manner transferred all or any portion of the claims covered by this Agreement, (d) there are no other charges, complaints, suits, arbitrations or other claims or proceedings pending between the parties in any court, before any agency, or in any forum, and (e) no other person, party or corporation has any right, title or interest in any of the claims covered by this Agreement.

17. Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

18. Knowing and Voluntary Signing of Binding Contract. The parties represent and warrant that they have read this Agreement and understand all of its terms and execute this Agreement voluntarily and without duress or undue influence, and with full knowledge of its significance, intending to be legally bound. Employee acknowledges that by signing this Agreement, subject to the limited right to revoke in paragraph 9, he is GIVING UP ALL CLAIMS AGAINST the Company and Releasees.

19. Opportunity to Consult Advisors. Both Employee and the Company have had reasonable opportunity to consult with attorneys or other advisors of their own choosing before executing this Agreement.

20. Variation of Pronouns. All pronouns and variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of persons may require.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by affixing their signatures and the date of execution where indicated below.

WMS GAMING INC.		EMPLOYEE

By:	/s/ Kathleen J. McJohn	By:	/s/ Seamus McGill
	Name: Kathleen J. McJohn		Seamus McGill
Title: VP, General Counsel and Secretary

Dated: August 9, 2006		Dated: August 3, 2006